Exhibit 10.33

RESTRICTED STOCK AWARD AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by Sally Beauty Holdings, Inc. (the “Company”) of

           shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).  By accepting the Shares, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Agreement and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless the expiration of restrictions on the Shares is accelerated as provided herein or otherwise in the discretion of the Committee, the restrictions on these Shares shall expire in accordance with the following schedule, provided that Grantee is providing services to the Company on each of the following dates:

Lapsing Date	Percent of Shares Vested
October 18, 2011	20%
October 18, 2012	40%
October 18, 2013	60%
October 18, 2014	80%
October 18, 2015	100%

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc., acting by and through its duly authorized officers, has caused this Award Agreement to be duly executed.

SALLY BEAUTY HOLDINGS, INC.

By:	Grant Date: October 19, 2010
Its:

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.  Subject to Section 3 hereof, if Grantee’s service terminates for any reason other than as described in Section 2(c) below, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee. If any Restricted Shares do not vest pursuant to Section 2(c), then Grantee shall forfeit all of Grantee’s right, title and interest in and to such Restricted Shares as of the date of termination, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee. The restrictions imposed under this Section shall apply to all shares of Common Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) as to the percentages of the Shares specified on the cover page hereof, on the respective lapsing dates specified on such page, provided Grantee is providing services to the Company on each such lapsing date;

(b) as to 100% of the Shares, upon the occurrence of a Change in Control, unless the Committee otherwise determines as provided in Section 9.2 of the Plan, provided Grantee is providing services to the Company on the date of such Change in Control; or

(c) as to that portion of the Shares that would have become vested on the next vesting date following the effective date of Grantee’s termination of service, upon Grantee’s termination of service as a result of Grantee’s death or Disability.

3. Retirement. If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then the Restricted Shares will continue to vest for the three-year period following Grantee’s Retirement as if Grantee’s service had not terminated, unless Grantee violates the any of the Restrictive Covenants.  If, in the sole discretion of the Committee, Grantee violates one of the Restrictive Covenants during the three-year period following Grantee’s Retirement, then Grantee shall forfeit all of his or her right, title and interest in and to such Restricted Shares as of the date of such violation, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee.  If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee does not agree to be bound by Restrictive Covenants, then Grantee shall forfeit all of his or her right, title and interest in and to such Restricted Shares as of the date of termination, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Award Agreement between the registered owner and Sally Beauty Holdings, Inc.  Release from such terms and conditions shall be made only in accordance with the provisions of such Award Agreement, copies of which are on file in the offices of Sally Beauty Holdings, Inc.”  Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period.  Each dividend payment, if any, shall be made no later than the end of the calendar year in which the dividend is paid to the shareholders or, if later, the 15th day of the third month following the date the dividend is paid to shareholders; provided that, if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same restrictions that apply to the Shares during the Restricted Period. If Grantee forfeits any rights he may have under this Award Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

6. Payment of Taxes.  Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code.  To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.  Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Board regarding payment of, any federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.  The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

7. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

8. No Right to Continued Service. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue providing services to the Company or any Affiliate.

9. Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

10. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

11. Compensation Recoupment Policy. This Award Agreement shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.